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Exhibit 21.1

List of Subsidiaries

LECG, LLC, a California limited liability company
LECG Korea, LLC, a Korean limited liability company
LECG Limited New Zealand, a New Zealand Corporation
LECG Limited UK, a United Kingdom Corporation.

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  Exhibit 21.1
List of Subsidiaries